Exhibit 10.1

SETTLEMENT AGREEMENT

The Parties to the Action, Delta Networks, Inc., 186 Ruey Kuang Road, Neihu, Taipei 11491, Taiwan, R.O.C. (“Delta”), on the one hand, and Iteris Inc., 1515 S. Manchester Avenue, Anaheim, California 92802, U.S.A. for itself and as the successor to Odetics, Inc. and Mariner Networks, Inc., including their predecessors, successors, affiliates, subsidiaries, and divisions (collectively, “Iteris”), on the other hand, have resolved the matter entitled Delta Networks, Inc. v. Iteris, et al., Orange County Superior Court Case No. 04 0007158 (the “Action”), pursuant to this mutual settlement and compromise (“Agreement”). Delta and Iteris are collectively referred to herein as the “Parties.”

1.                                     The monetary/compensatory terms and conditions of the Agreement are as follows:

•              Iteris shall pay to Delta $125,000 (U.S.) on or before October 20, 2006;

•              Either prior to or as soon as practicable after Iteris’ 10Q filing deadline of August 14, 2006, Iteris shall issue to Delta, or its designee, that number of shares of Iteris common stock which comprise a value of $212,500 (U.S.).  Delta represents to Iteris that it is an “accredited investor” as defined under the rules promulgated under the Securities Act of 1933, as amended, and is acquiring the shares for investment purposes and not with a view to distribution;

•              The shares of Iteris common stock issued to Delta will be valued at the closing sales price on the day they are issued to Delta;

•              At its sole cost and expense, either prior to or within fifteen (15) business days after either: (a) filing its August 2006 10Q, or (b) issuance of the specified shares of common stock in question to Delta, Iteris will file a formal registration statement seeking to have the specific shares of stock issued to Delta registered under the rules of the Securities & Exchange Commission;

•              Commencing the month after Iteris’ payment to Delta of the initial $125,000, Iteris shall pay to Delta $350,000 (U.S.) divided into equal monthly installments of $9,722.23 (U.S.) over the course of thirty-six (36) months on or before the 20th of each month.

2.                                     In making its payments, Iteris agrees that on or before October 20, 2006 it will wire transfer to Delta’s Taipei, Taiwan bank account, the initial payment in the amount of $125,000 (U.S.) (the “Initial Payment”), in accordance with the following routing instructions:

Beneficiary:  Delta Networks, Inc.

Bank Name:  [***]

Swift:  [***]

Bank Account:  [***]

3.             On or about August 14, 2006, as indicated above, Iteris shall issue common stock to Delta or its designee with a collective value of $212,500 (U.S.) issued in the name of “Delta

[***]      Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Networks, Inc.” based upon the closing sales price of Iteris’ common stock as reported by the American Stock Exchange on the date of issuance.

4.             Iteris further agrees that on or before November 20, 2006 it will commence making thirty-six consecutive monthly payments of $9,722.23 (U.S.) to Delta, with each respective installment payment made by the 20th of each month by bank wire transfer to Delta pursuant to the routing instructions as specified in paragraph 2.  Each installment payment required by this paragraph will be made timely.

5.             Within five (5) business days after the last installment payment is made pursuant to paragraph 4, Plaintiff shall file with the Court a Request for Dismissal with prejudice of the entirety of the Action.  The Parties have already informed the Court that the Action has been settled, and the trial of the Action has been vacated and abrogated.  Within five (5) business days following the date this Agreement is signed by all of the Parties, the Parties agree to take all action reasonably necessary to dismiss the Action without prejudice but the Court shall retain continuing jurisdiction over the matter solely for the purposes of administering the settlement as set forth in this Agreement, including enforcing this Agreement as necessary under California Code of Civil Procedure Section 664.6.  Upon receipt of the final installment payment, the Parties further agree to execute such other documents and perform such other acts as may be reasonably necessary to effectuate the dismissal of the matters referenced above with prejudice.

6.             In exchange for the foregoing payments, Delta acknowledges no further amounts are owed by Iteris as a result of the Action or as a result of any conduct by Iteris and/or relationship between Iteris and Delta, including, but not limited to, further compensation, attorneys’ fees, and costs as a result of the Action.

7.             Delta agrees that the settlement provided herein is intended to, and does, bar all claims for injuries, losses, damages, expenses, costs, and related expenses arising out of the Action, except for enforcement of this Agreement as necessary.  Delta further agrees that any and all such substantially similar or other claims are hereby unqualifiedly waived by it.

8.             Except for the enforcement of this Agreement, Delta, for itself and its agents, representatives, successors, parents, affiliates, subsidiaries, employees, agents, and assigns, does hereby release, acquit, and forever discharge Iteris, its former and/or current officers, directors, executives, managers, employees, agents, attorneys, representatives, parent and subsidiary entities, predecessors, successors, insurance carriers, and assigns (the “Released Parties”) from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, or accountings of whatever nature, known or unknown, which they may have against the Released Parties based on any actions or events which occurred prior to the effective date of this Agreement which were or could have been raised in the Action, including, but not limited to, any and all claims related to, or arising from, Delta’s dealings with Iteris or any business relationship between Delta and Iteris or any acts or omissions thereafter by the Released Parties.  This includes, but is not limited to, a release of all rights arising out of any law, violations of any contracts, express or implied, any covenant of good-faith and fair dealing, express or implied, any tort, any public policy, or any federal, state, or other governmental statute, regulation, or ordinance, and any amendments thereto, from the beginning of time to the date of execution hereof.

9.             IT IS FURTHER UNDERSTOOD AND AGREED that, as a condition of this Agreement, all rights under Section 1542 of the Civil Code of the State of California, are expressly waived by Delta. Such Section reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor.”

10.           In order to achieve a full and complete and mutual release, Delta and Iteris acknowledge that this Agreement is intended to and does include in its effect all claims that the Parties do not know or suspect to exist in their favor at the time that the Parties sign this Agreement.

11.           Delta represents and agrees that Delta has not assigned or transferred, or attempted to assign or transfer, to any person or entity, any of the claims Delta is releasing in this Agreement.

12.           This Agreement shall be binding upon the Parties and upon their respective heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Parties and others released herein, their representatives, executors, successors, and assigns.

13.           The Parties each agree that: (a) this Agreement is the sole and entire agreement between them regarding the Action, (b) it embodies and includes all terms and commitments between them regarding the Action, and (c) no representations, inducements, coercion, or promises have been made to any of them except as are expressly stated above.  If any part of this Agreement is found to be unenforceable, all remaining provisions or parts thereof shall nevertheless remain valid and enforceable.

14.           Should any of the provisions in this Agreement be declared or be determined to be illegal or invalid, all remaining parts, terms, or provisions shall be valid, and the illegal or invalid portion or provision shall be deemed not to be a part of this Agreement.

15.           The Parties understand that they are waiving legal rights and agreeing to assume legally binding obligations by signing this Agreement and represent that they have had an opportunity to consult with their attorney and/or other persons to the full extent they wanted to do so before signing this Agreement. Plaintiff further represents that it has been given a reasonable period of time to review and consider this Agreement.

16.           This Agreement shall be construed and interpreted in a neutral manner.  This Agreement is a negotiated document and shall be deemed to have been drafted jointly by the Parties, and no rule of construction or interpretation shall apply against any one Party based on a contention that the Agreement was drafted by one of the Parties.

17.           This Agreement may neither be modified nor amended except in a writing executed by all of the Parties hereto.

18.           The Parties acknowledge that this Agreement is executed voluntarily by each of them and that there has been no force, duress, or undue influence of any kind brought to bear by any of the Parties upon the others in any connection regarding this Agreement.

19.           Each individual executing this Agreement on behalf of any other person or entity represents and warrants that he or she is duly authorized by such person or entity to do so.

20.           This Agreement may be executed in counterparts, all of which, taken together, shall be deemed one original.

IN WITNESS WHEREOF, this Agreement shall have as its effective date when signed by all parties hereto.

BY EXECUTING THIS AGREEMENT, EACH SIGNATOR ACKNOWLEDGES THAT HE OR SHE HAS READ THIS AGREEMENT AND UNDERSTANDS ITS TERMS AND PROVISIONS.

Dated: August 15, 2006	DELTA NETWORKS, INC.

	By:	/s/ Jay Huang
An Authorized Representative

Dated: August 14, 2006	ITERIS, INC.

	By:	/s/ Jack Johnson
An Authorized Representative

APPROVED AS TO FORM:

CALL JENSEN & FERRELL, APC

/s/ John C. O’Malley	Dated: August 15, 2006
John C. O’Malley
Attorneys for Iteris, Inc.

MCGUIREWOODS LLP

/s/ Mark K. Suzumoto	Dated: August 11, 2006
Mark K. Suzumoto
Attorneys for Delta Networks, Inc.